UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Avery, Paul E.
   2202 North Westshore Boulevard, 5th Floor
   Tampa, FL  33607
   USA
2. Issuer Name and Ticker or Trading Symbol
   Outback Steakhouse, Inc.
   OSI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   04/04/03
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President of Outback Steakhouse of Florida, Inc.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock, par value $.0|04/04/|S   |-|5,000             |D  |$36.30     |                   |      |                           |
1                          |03    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|04/04/|S   |-|300               |D  |$36.26     |                   |      |                           |
1                          |03    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|04/04/|S   |-|1,700             |D  |$36.25     |0(1)               |D     |                           |
1                          |03    |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Stock Option (right to|$15.00  |-    |-   |-|- -        |A,D|(2)  |07/23|Common Stock|83,000 |$15.00 |83,000(1)   |D  |            |
 buy)                 |        |     |    | |           |   |     |/07  |            |       |       |            |   |            |
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Stock Option (right to|$14.33  |-    |-   |-|- -        |A,D|(3)  |09/01|Common Stock|92,500 |$14.33 |92,500(1)   |D  |            |
 buy)                 |        |     |    | |           |   |     |/03  |            |       |       |            |   |            |
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Stock Option (right to|$17.67  |-    |-   |-|- -        |A,D|(4)  |01/25|Common Stock|150,000|$17.67 |150,000(1)  |D  |            |
 buy)                 |        |     |    | |           |   |     |/05  |            |       |       |            |   |            |
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Stock Option (right to|$24.94  |-    |-   |-|- -        |A,D|(5)  |02/02|Common Stock|200,000|$24.94 |200,000(1)  |D  |            |
 buy)                 |        |     |    | |           |   |     |/10  |            |       |       |            |   |            |
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Stock Option (right to|$28.06  |-    |-   |-|- -        |A,D|(6)  |04/25|Common Stock|300,000|$28.06 |300,000(1)  |D  |            |
 buy)                 |        |     |    | |           |   |     |/11  |            |       |       |            |   |            |
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Stock Option (right to|$34.12  |-    |-   |-|- -        |A,D|(7)  |01/22|Common Stock|300,000|$34.12 |300,000(1)  |D  |            |
 buy)                 |        |     |    | |           |   |     |/13  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Represents number of shares beneficially owned immediately after the reported transaction.
(2) Currently exercisable. The option vested in three annual installments begining on 01/01/1999, in the respective amounts of 30,000 shares, 30,000 shares and 90,000 shares.
(3) Currently exercisable. The option vested in five equal annual installments of 22,500 shares each beginning on 09/01/1994.
(4) Currently exercisable. The option vested in three annual installments begining on 01/01/1998, in the respective amounts of 30,000 shares, 30,000 shares and 90,000 shares.
(5) The option vests in three annual installments beginning on 01/01/2003 in the respective amounts of 40,000 shares, 40,000 shares and 120,000
shares.
(6) The option vests in three annual installments beginning on 04/25/2004 in the respective amounts of 60,000 shares, 60,000 shares and 180,000
shares.
(7) The option vests in three annual installments beginning on 01/22/2006 in the respective amounts of 60,000 shares, 60,000 shares and 180,000
shares.
SIGNATURE OF REPORTING PERSON
Joseph J. Kadow, Attorney-in-Fact
DATE
04/08/2003